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THIS CONSULTING AGREEMENT dated the 1st day of October 2000, BETWEEN:

           SECURITY BIOMETRICS INC, a British Columbia company, having an office at #8 Tsawwassen Beach Road, Vancouver, British Columbia, V4M 4C6 (THE "COMPANY")

AND:

           LK&Z ADVISORY INTERNATIONAL INC, having an office at 2836 - 42 Street SW Calgary AB, T3E 3M1

           (THE "CONSULTANT")

           WITNESSES THAT WHEREAS:

A the Company is involved in the development and licensing of biometric security technology for the banking and financial services industries; and

B the Consultant has business skills of a proven track record, expertise and experience in creating and maintaining effective Investor Awareness and Introduction Services which the Company wishes to retain; and

C the Company agrees to retain and the Consultant agrees to supply the services to serve in the capacity set out herein;

THEREFORE in consideration of the recitals, the following representations and covenants and the payment of one dollar made by each party to the other, the receipt and sufficiency of which is acknowledged by each party, the parties agree on the following terms:

1. ENGAGEMENT AND DURATION

     1.1 The Company hereby engages the services of the Consultant, and the Consultant hereby accepts such engagement and agrees to provide his services to the Company to the best of his ability and in accordance with the terms and conditions of this Agreement.

     1.2 The Company shall employ the Consultant for a term of twelve months commencing on October 1, 2000 and terminating on September 30, 2001 (the "Termination Date").

     1.3 The term of this Agreement may be extended with the written mutual agreement of the parties.

     1.4 TERMINATION - This Agreement maybe terminated by either party on three month's written notice to the other party.


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                                      -2-

2. DUTIES OF THE CONSULTANT

     2.1 The Consultant hereby agrees to provide the following services to the Company to the best of his ability and in accordance with the terms and conditions of this Agreement:

       (a) Investor Awareness/Introduction Services - creating and maintaining investor awareness programs, maintaining a dynamic Internet presence, establishing and maintaining a market surveillance program in the traded stock of the company, facilitating block trading as well as general business consulting services. Such services are directed to the clients of the Consultant specifically and the national and international Finance Community in general.

       (b) Organizing and executing a European Investor Relations Tour designed to assist the company in its ongoing financing efforts. The time, duration and exact presentation locations of such a tour to be determined in discussion between the parties.

     2.2 The Consultant shall allocate an appropriate amount of time and attention to the business affairs of the Company on an ongoing basis, shall use his best efforts to promote the interest of the Company, and to the extent necessary to discharge the responsibilities assigned to the Consultant, perform faithfully and efficiently such responsibilities.

     2.3 The Consultant shall be responsible for the payment of all federal, provincial, state and local taxes and remittances including unemployment insurance premiums, deductions, and medical and hospitalization premiums.

     2.4 The Consultant shall report directly to the President of the Company or such other person(s), as the Board of Directors of the Company shall direct from time to time.

     2.5 The Consultant will, subject to the terms of this Agreement, comply promptly and faithfully with the Company's reasonable instructions, directions, requests, rules and regulations. The Company shall not be deemed to have waived the right to require the Consultant to perform any duties hereunder by assigning the Consultant to any other duties or services or by assigning another individual to perform the duties of the Consultant.


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                                      -3-

3. REMUNERATION AND BENEFITS

     3.1   COMPENSATION

     The Company shall compensate the Consultant according to the following terms:

     a. A 12-month retainer fee of US$ 2,500 per month paid quarterly, in advance. The first payment shall be made upon signing of the agreement;

     b. A grant to the Consultant of 20,000 (post-split) free-trading shares, to be issued to the Consultant on a schedule of 5,000 shares per 3 months, with the first issue being on the last day of the third month following the effective date of this agreement;

     c. The proposed European Investor Relations Tour will be priced at a fee of US$5, 500 per day. Specific details are negotiated separately.

     3.2   REIMBURSEMENT OF EXPENSES

     The Company shall reimburse the Consultant for all reasonable pre-approved expenses incurred by the Consultant in the performance of his duties pursuant to this Agreement provided that the Consultant provides the Company with a written expense account on the last day of each calendar month.

4. RESTRICTIVE COVENANTS

     4.1   DELIVERY OF RECORDS

     Upon the termination of this Agreement, the Consultant will deliver to the Company all books, records, lists, brochures and other property belonging to the Company or developed in connection with the business of the Company.

     4.2   CONFIDENTIALITY

     The Consultant has already signed a separate Confidentiality Agreement.

5. RIGHT TO USE CONSULTANT'S NAME AND LIKENESS

     The Consultant hereby grants to the Company the right to use the Consultant's name, likeness and/or biography in connection with the services performed by the Consultant under this Agreement and in connection with the advertising or exploitation of any project with respect to which the Consultant performs services for the Company.






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                                      -4-

6.  WAIVER

      No consent or waiver, express or implied, by any party to this Agreement of any breach or default by the other party in the performance of its obligations under this Agreement or of any of the terms, covenants or conditions of this Agreement shall be deemed or construed to be a consent or waiver of any subsequent or continuing breach or default in such party's performance or in the terms, covenants and conditions of this Agreement. The failure of any party to this Agreement to assert any claim in a timely fashion for any of its rights or remedies under this Agreement shall not be construed as a waiver of any such claim and shall not serve to modify, alter or restrict any such party's right to assert such claim at any time thereafter.

7.  NOTICES

  7.1 Any notice relating to this Agreement or required or permitted to be given in accordance with this Agreement shall be in writing and shall be personally delivered or mailed by registered mail, postage prepaid to the address of the parties set out on the first page of this Agreement, any notice shall be deemed to have been received if delivered, when delivered, and if mailed, on the fifth day (excluding Saturdays, Sundays and holidays) after the mailing thereof. If normal mail service is interrupted by strike, slowdown, force majeure or other cause, a notice sent by registered mail will not be deemed to be received until actually received and the party sending the notice shall utilize any other services which have not been so interrupted or shall deliver such notice in order to ensure prompt receipt thereof.

  7.1 Each party to this Agreement may change its address for the purpose of this section 9.0 by giving written notice of such change in the manner provided for in section 9.1.

8.  APPLICABLE LAW

      This Agreement shall be governed by and construed in accordance with the laws of the province of British Columbia and the federal laws of Canada applicable therein, which shall be deemed to be the proper law hereof. The parties hereto hereby submit to the jurisdiction of the courts of British Columbia.

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                                      -5-

9.  REGULATORY APPROVAL

      This Agreement and the granting of any securities are subject to the approval of the relevant Stock Exchange and any other regulatory body having jurisdiction.

10. SEVERABILITY

      If any provision of this Agreement for any reason by declared invalid, such declaration shall not effect the validity of any remaining portion of the Agreement, which remaining portion shall remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated and is hereby declared the intention of the parties that they would have executed the remaining portions of this Agreement without including therein any such part, parts or portion which may, for any reason, be hereafter declared invalid.

11. ENTIRE AGREEMENT

      This Agreement constitutes the entire agreement between the parties hereto and there are no representations or warranties, express or implied, statutory or otherwise other than set forth in this Agreement and there are no agreements collateral hereto other than as are expressly set forth or referred to herein. This Agreement cannot be amended or supplemented except by a written agreement executed by both parties hereto.

12. ARBITRATION

      In the event of any dispute arising from this Agreement, the matter in dispute shall be referred to the auditors of the Company for determination. If the auditors cannot agree on a determination of the matter in dispute within ten days following the referral to them, the matter in dispute shall be referred to a single arbitrator under the Arbitration Act then in effect in British Columbia.

13. NON-ASSIGNABILITY

      This Agreement shall not be assigned by either party to this Agreement without the prior written consent of the other party to this Agreement.

14. BURDEN AND BENEFIT

      This Agreement shall ensure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

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                                      -6-

15. TIME

      Time is of the essence of this Agreement.

16. COUNTERPART

      This Agreement may be executed in counterpart and such counterparts together shall constitute one and the same instrument and notwithstanding the date of execution shall be deemed to bear the date as set out on the first page of this Agreement.

      IN WITNESS WHEREOF


SECURITY BIOMETRICS INC                LK&Z ADVISORY INTERNATIONAL INC.


per: /s/ [ILLEGIBLE]   Date:           per: /s/ Klaus Zahnd   Date: Aug. 30/00
-----------------------------------    ---------------------------------------


AUTHORIZED SIGNATORY                   AUTHORIZED SIGNATORY


NAME:                                  NAME: Klaus Zahnd, Managing Director
     ------------------------------